Exhibit — (a)(1)(G)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase dated July 10, 2006 and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of MLX Acquisition Corp. by William Blair & Company, L.L.C. (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Woodhead Industries, Inc.
by
MLX Acquisition Corp.
a wholly-owned subsidiary of
Molex Incorporated
at
$19.25 Net Per Share
     MLX Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Molex Incorporated, a Delaware corporation (“Molex”), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Woodhead Industries, Inc., a Delaware corporation (“Woodhead”), at a purchase price of $19.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 10, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 4, 2006, UNLESS THE OFFER IS EXTENDED.
     The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on the date of purchase on a fully-diluted basis (which means after giving effect to the exercise of all outstanding options, warrants, rights and convertible securities) and (2) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and under any material applicable foreign statutes or regulations having expired or been terminated. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 2006 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Molex, the Purchaser and Woodhead. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into Woodhead (the “Merger”). At the effective time of the Merger, each outstanding Share (other than Shares held by Woodhead, Molex, the Purchaser or any other wholly-owned subsidiary of Molex, and Shares held by stockholders who perfect dissenters’ rights under Delaware law) will be converted into the right to receive $19.25 in cash, without interest thereon, or any higher price paid in the Offer (the “Offer Price”). Following the Merger, Woodhead will continue as the surviving corporation, wholly-owned by Molex, and the separate corporate existence of the Purchaser will cease.
     The Board of Directors of Woodhead unanimously (1) approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated thereby, (2) determined that the terms of the Offer and the Merger are fair to and in the best interests of Woodhead and its stockholders, and (3) recommends that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, in accordance with the instructions set forth in the Letter of Transmittal, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.
     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition (as defined in the Offer to Purchase), which may be waived only with Woodhead’s prior written consent) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied, the Purchaser may (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered, or (3) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.
     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase have occurred or have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any

Shares, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary. In addition, if all conditions to the Offer are satisfied and the number of Shares tendered and not withdrawn is less than 90% of the outstanding Shares or if there has been a commencement of a war or other international or national calamity (including terrorist activity) directly involving the United States, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate beyond the latest Expiration Date. The Merger Agreement also provides that the Purchaser may (and, if Woodhead so requests, the Purchaser shall) provide a subsequent offering period (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in order to acquire at least 90% of the outstanding Shares, beginning after the Purchaser purchases Shares tendered in the Offer, during which Woodhead stockholders may tender, but not withdraw, their Shares and receive the Offer Price.
     Any extension, delay, termination, waiver, amendment or provision of a subsequent offer period, will be followed as promptly as practicable by public announcement thereof, and such announcement, in the case of an extension of the Offer or commencement or extension of a subsequent offering period, will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. “Expiration Date” means 12:00 Midnight, New York City time, on Friday, August 4, 2006, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.
     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 7, 2006. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during any subsequent offer period, and no withdrawal rights apply during a subsequent offer period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Molex, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     Woodhead has provided the Purchaser with Woodhead’s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished at the Purchaser’s expense. No fees or commissions will be paid by Molex or the Purchaser to brokers, dealers or other persons (other than the Information Agent, Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Call Toll Free: (866) 695-6078
The Dealer Manager for the Offer is:
222 West Adams Street
Chicago, Illinois 60606
(800) 621-0687 (Toll Free)
July 10, 2006